Exhibit 10.2

WILLIAMS CONTROLS, INC.

Mr. Patrick W. Cavanagh

c/o Williams Controls, Inc.

14100 SW 72nd Avenue

Portland, Oregon 97224

Dear Pat:

As you are aware, Williams Controls, Inc. (the “Company”) is currently considering its support for a potential “tender offer” (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, as amended) of its outstanding shares of common stock.

We regard your role as critical in ensuring that a tender offer successfully occurs. Accordingly, in consideration of both your prior personal contributions to the Company and your assistance in bringing about a tender offer, the Company has agreed to pay you a one-time cash bonus of $516,000, which is conditioned upon commencement of a formal tender offer to purchase all the outstanding shares of the common stock of the Company. For purposes of the preceding sentence, the “commencement” of any such tender offer will be deemed to have occurred upon the date on which the Company and a prospective acquirer file a Tender Offer Statement on Schedule TO (including all related amendments, supplements and exhibits) with the Securities and Exchange Commission.

The bonus will be payable within two business days after the commencement of the tender offer, and will be subject to all applicable federal and state income and employment withholding taxes.

Please note, however, that until such time the Company publicly discloses this bonus, you are required to keep confidential and may not discuss with anyone (other than your spouse, or as may be required by law or any court order, provided they also keep confidential) the fact that you have been offered this bonus or any provisions of this letter (unless you receive prior written consent from the Company). If you violate this confidentiality requirement, you will forfeit your right to receive the bonus.

WILLIAMS CONTROLS, INC.

By:	R. Eugene Goodson	Dated:	October 30, 2012

Title:	Chairman of the Board